Exhibit 10.11
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                       SAILORMEN, INC. SALARY CONTINUATION
                            EXECUTIVE RETENTION PLAN

                                MASTER AGREEMENT

This Executive Benefit Master Agreement is established this 15th day of January, 2001, by Sailormen Inc., of 9400 South Dadeland Blvd. Suite 720,Miami Florida, 33156, a corporation organized and existing under the laws of the State of
Florida: hereinafter referred to as "Corporation", and certain select key employees; hereinafter referred to as "Key Executive", who shall elect to become a party to this Master Agreement by execution of a Joinder Agreement in a form provided by Corporation.

Key Executives have now and for years past faithfully served the Corporation and the Board Of Directors by Resolution has declared that their services have been of exceptional merit; in excess of compensation paid and an invaluable contribution to the profits and position of Corporation in its field of business activity.

The Corporation further concludes that the continued services of such select Key Executives is so essential to the Corporation's future growth and continued profits that it would suffer severe financial loss should any Key Executive leave the Corporation and prematurely terminate his/her services.

Accordingly, it is to the mutual benefit of both the Corporation and the Key Executives that the employment relationship continue; and based upon the Key Executive's services performed in the past and those to be performed in the future, Corporation agrees to provide the following Executive Benefits:

     I. ARTICLE ONE - DEFINITIONS

          A. Normal Retirement Date:

                  The Normal Retirement Date shall mean retirement from service with the Corporation which becomes effective on the first day of the calendar month following the month in which the Executive reaches his/her 65th birthday, with a minimum of 10 years participation in the Plan, unless waived by Executive Committee.

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          B. Early Retirement Date:

                  Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Date, stated above, provided the Executive Committee approves such early retirement and Key Employee has completed a minimum of 10 years of service.

          C. Severance Benefits:

                  No Severance Benefits will be paid to the Executive in the event he/she is discharged by the Corporation without due cause. Any dispute as to determination of "due cause" shall be subject to the Executive Committee. (See Vesting).

          D. Termination Of Service:

                  No Benefits will be paid prior to Normal Retirement unless approved by the Executive Committee, and/or a minimum of 10 full years as a participant in the Executive Retention Plan. Termination Of Service shall mean voluntary resignation of service by the Executive (exclusive of early retirement, or death) or the Corporation's discharge of the Executive for due cause.

          E. Vesting:

                  Employees who have been a participant in the Executive Retention Plan for a period of 10 full years (at the end of the 10th year) will be vested at 50% if the cash value of the retirement benefit and then 10% vested at the end of each year thereafter. An employee will be 100% vested at the end of the 15th year or at retirement, whichever is earliest.

          F. Qualifications:

                  A participant will be qualified based on approval by the Executive Committee after 6 months in his/her position.

     II ARTICLE TWO - EMPLOYMENT

          A. Employment:

                  Corporation agrees to employ Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board Of Directors.

                  Executive agrees to remain in the Corporation's employment; to devote his full time and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

          B. No Employment Agreement Created:

                  No provision of this Agreement shall be deemed to restrict or limit any existing employment Agreement by and between the Corporation and the Executive nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive's rights to voluntarily sever his employment at any time.

     III. ARTICLE THREE - BENEFITS

                  The following benefits provided by the Corporation to the Executive are in the nature of a Fringe Benefit and shall in no event be construed to effect nor limit the Executive's current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.


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          A. Retirement Benefits:

                  If Key Executive shall remain in the employment of the Corporation until the "Normal Retirement Date" defined at
                  Article I, A, then, in such event, he shall be entitled to receive those monthly retirement benefits from the Corporation, as described in the booklets.

                  Corporation's annual contribution sums shall be those amounts established by projected premiums to be executed hereafter, or as amended in a form provided by the corporation.

                  Such retirement benefits shall commence on the first day of the month following such "Normal Retirement Date" and shall continue for a period of 120 months (10 years). In the event the Executive should die following "Normal Retirement" but before the expiration of 120 months, the unpaid balance of such monthly payments shall be paid monthly for the remainder of such period to the beneficiary selected by Executive in the Joinder Agreement to be executed hereafter.

                  In the absence of or failure of the Executive to designate a beneficiary, the unpaid balance shall be paid to the personal representative of Executive's estate.

          B. Early Retirement Or Severance Benefit:

                  Key Executive shall have no elective right to receive "Early Retirement" or "Severance Benefits", as those terms were earlier defined.

          C. Termination Of Service Or Voluntary Resignation:

                  Should Key Executive voluntarily resign from his employment or should he be discharged for cause, all Key Executive's benefits under this Agreement shall be forfeited and this Agreement shall become null and void with respect to that particular Key Executive. If a dispute arises as to discharge "for cause", such dispute shall be resolved by the Executive Committee.

          E. Death Benefit Prior To Retirement:

                  Should the Executive die prior to "Normal Retirement", (exclusive of Early Retirement, Severance, Voluntary Resignation as defined elsewhere herein), Corporation agrees to pay a death benefit to the Executive's beneficiary designated in the Joinder Agreement.

                  If the designated beneficiary should die prior to the expiration of the 120 months, the remaining, unpaid installments shall continue to be paid to the personal representative of the designated beneficiary's estate.

                  In the absence of or a failure to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance, in payment designated above, shall be paid to the personal representative of the Executive's estate.

                  In the event the Executive's death shall be the result of suicide within a 2 year period following the issuance of a life insurance policy insuring Key Executive's life, or, should Key Executive be found to have committed fraud in completion of the insurance application, then no death benefits, or retirement shall be payable to the Executive or his/her beneficiary.

     IV. ARTICLE FOUR - RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Key Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extend, nature and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Key Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

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If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Key Executive, then Key Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

     V. ARTICLE FIVE - MISCELLANEOUS

          A. Alienability And Assignment Prohibition:

               Neither Key Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Key Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Key Executive or any beneficiary attempt assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate.

         B. Revocation:

               It is agreed by and between the parties hereto that, during the lifetime of the Key Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the Corporation.

         C. Gender:

               Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

         D. Effect on Other Corporation Benefit Plans:

               Nothing contained in this Agreement shall affect the right of the Key Executive to Participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation's existing or future compensation structure.

         E. Headings:

               Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

         F. Applicable Law:

               The validity and interpretation of this Agreement shall be governed by the laws of the State of Florida.

     V. ERISA PROVISIONS

         A. Named Fiduciary And Plan Administrator:

               The "Named Fiduciary And Plan Administrator" of this plan shall be Bob Berg and Steve Wemple until any resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, Bob Berg and Steve Wemple shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. They may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors

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               and the delegation of ministerial duties to qualified
               individuals. The Executive Committee shall be made up of the Plan Administrators, as designated above.

         B. Claims Procedure And Arbitration:

               In the event that benefits under this Plan Agreement are not paid to the Key Executive (or to his beneficiary in the case of the Key Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty
               (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan fiduciary and Administrator fails to take any action within the aforesaid ninety day period.

               If claimants desire a second review, they shall notify the Plan Fiduciary and Administrator in writing within sixty (60) days of the first claim denial. Claimants may review the Plan Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

               If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of the Executive Committee. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of the Executive Committee with respect to any controversy properly submitted to it for determination.

               Where a dispute arises as to the Corporation's discharge of Key Executive "for cause", such dispute shall likewise be submitted to the Executive Committee as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, the Corporation has executed this Executive Benefits Master Agreement on the 15th day of January 2001.

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         (Witness)                                      (Corporation)

                                            By:
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         (Witness)                                     (Name & Title)

                                 SAILORMEN, INC.

                            EXECUTIVE RETENTION PLAN

                      JOINDER AGREEMENT TO MASTER AGREEMENT